Exhibit 99.(a)(1)(D)

FORM OF ELECTION FORM

Election Form

Offer to Purchase Options

I,             , have been identified by Sonic Solutions (“Sonic”) as an Eligible Optionee. I hereby make the following elections with respect to my Options in the offer (the “Offer”) made by Sonic pursuant to the Information Statement dated November 25, 2008. Capitalized terms not otherwise defined in this Election Form shall have the meaning set forth in the Information Statement.

As noted in the Information Statement, if you hold multiple Option grants, you do not need to tender all of them, but if you elect to include a particular Option grant in the Offer, you must tender all of the eligible Options in that grant (that is, you can choose to participate on a grant-by-grant basis, but you cannot tender fewer than all of the eligible Options in a particular grant). In return for my eligible Options, I understand that Sonic will grant me a cash payment in the range of $0.01 to $0.60 per option, which represents the right to receive a specified cash payment on or about January 5, 2009, subject to certain conditions described in the Information Statement.

I understand that if the Options tendered are 409A Options, as defined in the Information Statement and as noted below in Column 2 entitled “Option Type” with the notation “409A” or “409A/High Price” if one or more of your eligible Option grants qualify as 409A or 409A Options and High-Price Options, respectively, you must consent to an increase of the exercise price of the 409A Options to the Fair Market Value on the Revised Measurement Date, which increase will occur immediately prior to cancellation. By electing to tender 409A Options (whether or note they are qualify as High-Price Options) you are consenting to the increase of the exercise price of the 409A Options to the Fair Market Value on the Revised Measurement Date. This increase in exercise price WILL NOT affect the amount paid to you with respect to the 409A Options tendered in the Offer.

For EACH Option grant below, please check the box in the corresponding Columns – Column 6 if you wish to tender an Option grant and Column & if you don’t wish to tender an Option grant. With respect to EACH election please INITIAL your election in the corresponding box in Column 8.

OPTIONS					INSTRUCTIONS
Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Grant Date	Option Type 409A/ High-Price	Shares underlying Options	Exercise Price	Payment Per Option	Yes	No	Initials

I hereby agree that, unless I revoke my election by 11:59 p.m., Eastern Standard Time on December 26, 2008 (or a later expiration date if Sonic extends the Offer), my election will be irrevocable, and if accepted by Sonic, this Election Form shall operate to cancel each Option as outlined above, in exchange for a cash payment calculated in the manner described in the Information Statement, subject to the terms and conditions described in the Information Statement.

I hereby acknowledge that I may change the terms of my election in connection with the Offer by submitting a new Election Form (1) via email to TenderOffer@sonic.com, or (2) via hand delivery, certified mail or Federal Express to Wil Lindgren at our Novato office: 101 Rowland Way, Suite 110, Novato, CA 94945, in each case so that we receive it by 11:59 p.m. Eastern Standard Time on December 26, 2008 (or a later expiration date if Sonic extends the Offer). Any Election Form received after the Expiration Date will be void and of no effect.

I acknowledge and agree that my decision to tender or not tender my Options in the Offer is entirely voluntary and is subject to the terms of the Offer. I understand that I am not required to tender any of my Options.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Sonic or my employer (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Information Statement, Sonic has made no representations or warranties to me regarding this Offer or the future pricing of Sonic stock, and that my participation in this Offer is at my own discretion.

If my active employment (i.e., not including any notice period mandated under local law) with Sonic terminates prior to the Expiration Date, I understand that I will cease to be an eligible Optionee under the terms of the Offer and any election that I have made prior to the termination of my employment will not become effective and my Options will not be cancelled and purchased under the Offer.

I hereby acknowledge and agree that none of Sonic, its Board of Directors, nor any of its employees, advisors or agents, has made any recommendation to me as to whether or not I should accept the Offer. I am not relying on any information provided or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Information Statement. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I will receive an Election Confirmation Statement via email within three (3) business days after the date on which Sonic receives this Election Form. If I have not received such an email within such time period, it is my responsibility to confirm that Sonic has received this Election Form by emailing to TenderOffer@sonic.com a copy of this Election Form and any transmittal email confirmation of receipt that I received when I sent this Election Form.

I will keep a copy of this Election Form as well as a copy of any transmittal email that I have for my records

I AGREE THAT I WILL BE SOLELY LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE THIS OFFER.

Eligible Optionee Signature

Print Name

PLEASE RETURN THIS SIGNED AND COMPLETED FORM BY EMAIL TO TENDEROFFER@SONIC.COM OR VIA HAND DELIVERY, FEDERAL EXPRESS OR CERTIFIED MAIL TO SONIC SOLUTIONS, 101 ROWLAND WAY, SUITE 110, NOVATO, CALIFORNIA 94945, ATTN: WIL LINDGREN, SO THAT IT IS RECEIVED NO LATER THAN 11:59 P.M., EASTERN STANDARD TIME, ON DECEMBER 26, 2008 (OR A LATER EXPIRATION DATE IF SONIC EXTENDS THE OFFER).